UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 25, 2006

Date of Report (Date of earliest event reported)

MAUI LAND & PINEAPPLE COMPANY, INC.

(Exact     name of registrant as specified in its charter)

Hawaii	0-6510	99-0107542
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

120 Kane Street, P.O. Box 187, Kahului, Maui, Hawaii, 96733-6687
(Address of principal executive offices) (Zip Code)

(808) 877-3351

 (Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.              Costs Associated with Exit or Disposal Activities

In January 2006, Maui Land & Pineapple Company, Inc. (the “Company”) committed to the expenditure of approximately $17.5 million for the construction of a new fresh fruit packing facility at Kahului, Maui that would, upon its completion, replace the facility located in Upcountry Maui.  This capital expenditure was primarily intended to reduce the Company’s overall cost structure by automating and integrating the fresh and processed fruit grading and packing operations.  The anticipated cost savings will result partially from reducing the number of employees required to operate the fresh facility and the existing adjacent pineapple cannery.  The new fresh fruit packing facility at Kahului began operations in July 2006.

On September 7, 2006, the Company solicited its bargaining unit work force for voluntary layoffs, subject to operational and training considerations and the approval of the individual department heads.  On September 21, 2006, the Company and the International Longshore & Warehouse Union came to final agreement as to the benefits that our laid off employees would be paid in addition to their contractual termination benefits, as applicable.  On September 25, 2006, the list of and notifications to affected employees was substantially completed.  The final date of employment with the Company for the voluntarily laid off employees will be September 29, 2006, and the final date of employment for the involuntarily laid off employees is expected to on or around October 6, 2006.  Seven non-bargaining supervisory employees were also identified for lay off, each with employment termination dates of September 29, 2006.

In connection with the foregoing reduction in work force, the Company expects to eliminate approximately 75 jobs, which represents approximately 6% of its work force. Total estimated cash costs associated with such reduction amounts to approximately $1.8 million, which is comprised of approximately (i) $1.7 million in contractual termination benefits, which will be paid in cash on the final day of employment, and (ii) $70,000 in special termination benefits, comprised of the continuation of medical insurance benefits for a period of one to six months, as applicable.  In addition, the Company has agreed to extend up to 3 years of additional credited service for the purpose of claiming retiree medical benefits to the affected employees who were eligible for retirement.  The Company expects to record a non-cash charge for this special termination benefit in September 2006, but estimates that such amount will not be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAUI LAND & PINEAPPLE COMPANY, INC.

Date:	September 29, 2006	By:	/S/ ROBERT I. WEBBER
Robert I. Webber
Chief Financial Officer & Senior Vice President/
Business Development